Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of Anixter Inc. and Anixter International, Inc. for the registration of $350,000,000 of 5.50% Senior Notes due 2023, and to the incorporation by reference therein of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedules of Anixter International, Inc., and the effectiveness of internal control over financial reporting of Anixter International, Inc., included in its Annual Report on Form 10-K for the year ended January 1, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 16, 2016